AGREEMENT AND PLAN OF MERGER

                                   among


                         CYBEX INTERNATIONAL, INC.

                                    and


                                TROTTER INC.


                                    and


                              CAT'S TAIL, INC.


                       Dated as of December 27, 1996
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                             TABLE OF CONTENTS


                                 ARTICLE I
                                 THE MERGER

          Section 1.1    Effects of the Merger . . . . . . . . . .   1
          Section 1.2    Effective Time of the Merger  . . . . . .   2

                                 ARTICLE II
                            TREATMENT OF SHARES

          Section 2.1    Conversion of Shares  . . . . . . . . . .   2
          Section 2.2    Exchange of Stock Certificates; Record
               Date  . . . . . . . . . . . . . . . . . . . . . . .   3
          Section 2.3    No Further Rights in Trotter Common
               Stock . . . . . . . . . . . . . . . . . . . . . . .   3
          Section 2.4    Registration of Merger Shares.  . . . . .   3
          Section 2.5    Closing of Transfer Books . . . . . . . .   3

                                ARTICLE III
                                THE CLOSING

          Section 3.1    Closing . . . . . . . . . . . . . . . . .   3

                                 ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF CYBEX

          Section 4.1    Organization and Qualification  . . . . .   4
          Section 4.2    Subsidiaries  . . . . . . . . . . . . . .   4
          Section 4.3    Capitalization  . . . . . . . . . . . . .   5
          Section 4.4    Authority; Non-Contravention; Statutory
                          Approvals; Compliance  . . . . . . . . .   6
          Section 4.5    Reports and Financial Statements  . . . .   8
          Section 4.6    Absence of Certain Changes or Events  . .   9
          Section 4.7    Litigation  . . . . . . . . . . . . . . .  11
          Section 4.8    Registration Statement; Proxy Statement .  11
          Section 4.9    Tax Matters . . . . . . . . . . . . . . .  12
          Section 4.10   Employee Matters; ERISA . . . . . . . . .  14
          Section 4.11   Environmental Protection  . . . . . . . .  17
          Section 4.12   Vote Required . . . . . . . . . . . . . .  19

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                                                                  Page
                                                                   ---

          Section 4.13   Corporate Records .  .  .  .  .  .  .  .   20
          Section 4.14   No Undisclosed Liabilities  . . . . . . .  20
          Section 4.15   Real and Personal Property  . . . . . . .  20
          Section 4.16   Intangible Property . . . . . . . . . . .  22
          Section 4.17   Material Contracts  . . . . . . . . . . .  22
          Section 4.18   Related Party Transactions  . . . . . . .  23
          Section 4.19   Opinion of Financial Advisor  . . . . . .  24
          Section 4.20   Insurance . . . . . . . . . . . . . . . .  24

                                 ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF TROTTER

          Section 5.1    Organization and Qualification  . . . . .  24
          Section 5.2    Subsidiaries  . . . . . . . . . . . . . .  25
          Section 5.3    Capitalization  . . . . . . . . . . . . .  25
          Section 5.4    Authority; Non-Contravention; Statutory
                         Approvals; Compliance . . . . . . . . . .  26
          Section 5.5    Financial Statements  . . . . . . . . . .  28
          Section 5.6    Absence of Certain Changes or Events  . .  28
          Section 5.7    Litigation  . . . . . . . . . . . . . . .  31
          Section 5.8    Registration Statement; Proxy Statement .  31
          Section 5.9    Tax Matters . . . . . . . . . . . . . . .  31
          Section 5.10   Employee Matters; ERISA . . . . . . . . .  33
          Section 5.11   Environmental Protection  . . . . . . . .  36
          Section 5.12   Corporate Records . . . . . . . . . . . .  37
          Section 5.13   No Undisclosed Liabilities  . . . . . . .  37
          Section 5.14   Real and Personal Property  . . . . . . .  38
          Section 5.15   Intangible Property . . . . . . . . . . .  39
          Section 5.16   Material Contracts  . . . . . . . . . . .  39
          Section 5.17   Related Party Transactions  . . . . . . .  40
          Section 5.18   Insurance . . . . . . . . . . . . . . . .  41

                                 ARTICLE VI
                   CONDUCT OF BUSINESS PENDING THE MERGER

          Section 6.1    Covenants of the Parties  . . . . . . . .  41


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                                                                  Page
                                                                   ---

                                ARTICLE VII
                           ADDITIONAL AGREEMENTS

          Section 7.1    Access to Information . . . . . . . . . .  45
          Section 7.2    Proxy Statement; Registration
                         Statement . . . . . . . . . . . . . . . .  45
          Section 7.3    Regulatory Matters  . . . . . . . . . . .  46
          Section 7.4    Shareholder Approval  . . . . . . . . . .  46
          Section 7.5    Directors' and Officers'
                         Indemnification . . . . . . . . . . . . .  47
          Section 7.6    Public Announcements  . . . . . . . . . .  48
          Section 7.7    Employee Agreements and Workforce
                         Matters . . . . . . . . . . . . . . . . .  49
          Section 7.8    Employee Benefit Plans  . . . . . . . . .  49
          Section 7.9    Stock Option and Other Stock Plans  . . .  49
          Section 7.10   No Solicitations  . . . . . . . . . . . .  50
          Section 7.11   CYBEX Board of Directors  . . . . . . . .  51
          Section 7.12   Tax-Free Reorganization.  . . . . . . . .  51
          Section 7.13   Listing of Stock. . . . . . . . . . . . .  51
          Section 7.14   Expenses  . . . . . . . . . . . . . . . .  51
          Section 7.15   Further Assurances  . . . . . . . . . . .  51

                                ARTICLE VIII
                                 CONDITIONS

          Section 8.1    Conditions to Each Party's Obligation to
                         Effect the Merger . . . . . . . . . . . .  52
          Section 8.2    Conditions to Obligation of Trotter to
                         Effect the Merger . . . . . . . . . . . .  53
          Section 8.3    Conditions to Obligation of CYBEX to
                         Effect the Merger . . . . . . . . . . . .  54

                                 ARTICLE IX
                     TERMINATION, AMENDMENT AND WAIVER

          Section 9.1    Termination . . . . . . . . . . . . . . .  55
          Section 9.2    Effect of Termination . . . . . . . . . .  56
          Section 9.4    Amendment . . . . . . . . . . . . . . . .  56
          Section 9.5    Waiver  . . . . . . . . . . . . . . . . .  57

                                                                  Page
                                                                   ---

                                 ARTICLE X
                             GENERAL PROVISIONS

          Section 10.1   Non-Survival; Effect of Representations
                         and Warranties. . . . . . . . . . . . . .  57
          Section 10.2   Brokers . . . . . . . . . . . . . . . . .  57
          Section 10.3   Notices . . . . . . . . . . . . . . . . .  57
          Section 10.4   Miscellaneous . . . . . . . . . . . . . .  59
          Section 10.5   Interpretation  . . . . . . . . . . . . .  60
          Section 10.6   Counterparts; Effect  . . . . . . . . . .  60
          Section 10.7   Parties' Interest . . . . . . . . . . . .  60
          Section 10.8   Waiver of Jury Trial and Certain
                         Damages . . . . . . . . . . . . . . . . .  60
          Section 10.9   Enforcement . . . . . . . . . . . . . . .  60

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                                                                  Page
                                                                   ---

                                  EXHIBITS

          Exhibit 8.2(d)      CYBEX Certificate
          Exhibit 8.3(d)      Trotter Certificate
          Exhibit 8.3(e)      Selling Shareholder Certificate

                                 SCHEDULES

          CYBEX Disclosure Schedule
          -------------------------

          Section 4.1         Organization and Qualification.
          Section 4.2         Subsidiaries.
          Section 4.3         Capitalization.
          Section 4.4(b)      Non-Contravention.
          Section 4.4(c)      Consents of Third Parties.
          Section 4.4(d)      Compliance.
          Section 4.6         Absence of Certain Changes or Events.
          Section 4.7         Litigation.
          Section 4.9         Tax Matters.
          Section 4.10        Employee Matters; ERISA.
          Section 4.10(a)     Benefit Plans.
          Section 4.10(g)     Payments Resulting from Merger.
          Section 4.10(h)     Labor Agreements.
          Section 4.11        Environmental Protection.
          Section 4.15        Real and Personal Property.
          Section 4.16        Intangible Property.
          Section 4.17        Material Contracts.
          Section 4.18        Related Party Transactions.
          Section 4.20        Insurance.
          Section 6.1(a)      Ordinary Course of Business.
          Section 6.1(g)      Compensation; Benefits.

          Trotter Disclosure Schedule
          ---------------------------

          Section 5.1         Organization and Qualification.
          Section 5.2         Subsidiaries.
          Section 5.3         Capitalization.
          Section 5.4(b)      Non-Contravention.
          Section 5.4(c)      Consents of Third Parties

          Section 5.4(d)      Compliance.
          Section 5.6         Absence of Certain Changes or Events.
          Section 5.7         Litigation.
          Section 5.9         Tax Matters.
          Section 5.9(m)      Tax Sharing Agreements.
          Section 5.10        Employee Matters; ERISA.
          Section 5.10(a)     Benefit Plans.
          Section 5.10(g)     Payments Resulting from Merger.
          Section 5.10(h)     Labor Agreements.
          Section 5.11        Environmental Protection.
          Section 5.14        Real and Personal Property.
          Section 5.15        Intangible Property.
          Section 5.16        Material Contracts.
          Section 5.17        Related Party Transactions.
          Section 5.18        Insurance.
          Section 6.1(g)      Compensation; Benefits.

                          INDEX OF PRINCIPAL TERMS


          Term                                                    Page
          ----                                                    ----

     1935 Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     Acquisition Proposal  . . . . . . . . . . . . . . . . . . . .  51
     Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     Closing Agreement . . . . . . . . . . . . . . . . . . . . . .  14
     Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . 4
     Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     Confidentiality Agreement . . . . . . . . . . . . . . . . . .  45
     Constituent Corporations  . . . . . . . . . . . . . . . . . . . 1
     Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     CYBEX . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     CYBEX Balance Sheet . . . . . . . . . . . . . . . . . . . . .  20
     CYBEX Benefit Plans . . . . . . . . . . . . . . . . . . . . .  15
     CYBEX Common Shares . . . . . . . . . . . . . . . . . . . . . . 5
     CYBEX Disclosure Schedule . . . . . . . . . . . . . . . . . . . 4
     CYBEX Financial Statements  . . . . . . . . . . . . . . . . . . 8
     CYBEX Material Adverse Effect . . . . . . . . . . . . . . . . . 9
     CYBEX Material Contracts  . . . . . . . . . . . . . . . . . .  23
     CYBEX Owned Properties  . . . . . . . . . . . . . . . . . . .  20
     CYBEX Owned Property  . . . . . . . . . . . . . . . . . . . .  20
     CYBEX Preferred Shares  . . . . . . . . . . . . . . . . . . . . 5
     CYBEX Properties  . . . . . . . . . . . . . . . . . . . . . .  20
     CYBEX Property  . . . . . . . . . . . . . . . . . . . . . . .  20
     CYBEX Real Property Lease . . . . . . . . . . . . . . . . . .  20
     CYBEX Required Consents . . . . . . . . . . . . . . . . . . . . 7
     CYBEX Required Statutory Approvals  . . . . . . . . . . . . . . 7
     CYBEX Rights Agreement  . . . . . . . . . . . . . . . . . . . . 5
     CYBEX SEC Reports . . . . . . . . . . . . . . . . . . . . . . . 8
     CYBEX Shareholders' Approval  . . . . . . . . . . . . . . . .  19
     CYBEX Special Meeting . . . . . . . . . . . . . . . . . . . .  46
     CYBEX Stock Plans . . . . . . . . . . . . . . . . . . . . . . . 5
     DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . 2
     Environmental Claim . . . . . . . . . . . . . . . . . . . . .  18
     Environmental Laws  . . . . . . . . . . . . . . . . . . . . .  19

     Term                                                         Page
     ----                                                          ---

     Environmental Permits. . .  .  .  .  .  .  .  .  .  .  .  .  . 17
     ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Final Order . . . . . . . . . . . . . . . . . . . . . . . . .  52
     GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Governmental Authority  . . . . . . . . . . . . . . . . . . . . 7
     Hazardous Materials . . . . . . . . . . . . . . . . . . . . .  19
     Include . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     Includes  . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     Including . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     Indemnified Liabilities . . . . . . . . . . . . . . . . . . .  47
     Indemnified Parties . . . . . . . . . . . . . . . . . . . . .  47
     Indemnified Party . . . . . . . . . . . . . . . . . . . . . .  47
     Initial Termination Date  . . . . . . . . . . . . . . . . . .  55
     Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     Merger Certificate  . . . . . . . . . . . . . . . . . . . . . . 2
     PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     PCBs  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Permitted Exceptions  . . . . . . . . . . . . . . . . . . . .  21
     Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     Proxy Statement . . . . . . . . . . . . . . . . . . . . . . .  12
     Release . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Representatives . . . . . . . . . . . . . . . . . . . . . . .  45
     Smith Barney  . . . . . . . . . . . . . . . . . . . . . . . .  24
     Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     Surviving Corporation . . . . . . . . . . . . . . . . . . . . . 1
     Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . .  12
     Tax Ruling  . . . . . . . . . . . . . . . . . . . . . . . . .  14
     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     Trotter . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     Trotter Balance Sheet . . . . . . . . . . . . . . . . . . . .  28
     Trotter Balance Sheet Date  . . . . . . . . . . . . . . . . .  28
     Trotter Benefit Plans . . . . . . . . . . . . . . . . . . . .  34
     Trotter Common Stock  . . . . . . . . . . . . . . . . . . . .  25
     Trotter Disclosure Schedule . . . . . . . . . . . . . . . . .  24
     Trotter Financial Statements  . . . . . . . . . . . . . . . .  28
     Trotter Intellectual Property . . . . . . . . . . . . . . . .  39
     Trotter Material Adverse Effect . . . . . . . . . . . . . . .  29

     Term                                                         Page
     ----                                                         ----

     Trotter Material Contracts .  .  .  .  .  .  .  .  .  .  .  .  39
     Trotter Owned Properties  . . . . . . . . . . . . . . . . . .  38
     Trotter Owned Property  . . . . . . . . . . . . . . . . . . .  38
     Trotter Properties  . . . . . . . . . . . . . . . . . . . . .  38
     Trotter Property  . . . . . . . . . . . . . . . . . . . . . .  38
     Trotter Real Property Lease . . . . . . . . . . . . . . . . .  38
     Trotter Required Consents . . . . . . . . . . . . . . . . . .  27
     Trotter Required Statutory Approvals  . . . . . . . . . . . .  27
     Trotter Stock Plans . . . . . . . . . . . . . . . . . . . . .  25
     Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     Voting Debt . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     Without limitation  . . . . . . . . . . . . . . . . . . . . .  60

               AGREEMENT AND PLAN OF MERGER, dated as of December 27, 1996, by and among CYBEX International, Inc., a New York corporation ("CYBEX"), Trotter Inc., a Delaware corporation
     ("Trotter"), and CAT'S TAIL, INC., a direct wholly-owned subsidiary of CYBEX and a Delaware corporation (the "Company").

               WHEREAS, CYBEX and Trotter have determined to engage in a business combination by way of a merger;

               WHEREAS, in furtherance thereof, the respective Boards of Directors of CYBEX, Trotter and the Company have approved this Agreement and the merger of the Company with and into Trotter (the "Merger");

               WHEREAS, the parties intend that the Merger constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

               NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                 ARTICLE I

                                 THE MERGER

               Section 1.1 Effects of the Merger. At the Effective Time, (a) the separate existence of the Company shall cease and the Company shall be merged with and into Trotter (Trotter and the Company are sometimes referred to herein as the "Constituent Corporations", and Trotter immediately after the Effective Time is sometimes referred to herein as the "Surviving Corporation"),
     (b) the Surviving Corporation shall be a Delaware corporation,
     (c) the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until duly amended, (d) the by-laws of the Company shall be the by-laws of the Surviving Corporation until duly amended, (e) the name of Trotter shall be the name of the Surviving Corporation, and
     (f) the Merger shall have all the effects provided by applicable law.

               Section 1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 3.1), a certificate of merger (the "Merger Certificate") shall be executed and filed by Trotter and the Company with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law (the "DGCL"). The Merger shall become effective at such time as the Merger Certificate has been so filed or at such time thereafter as is provided in the Merger Certificate (the "Effective Time").


                                 ARTICLE II

                            TREATMENT OF SHARES

               Section 2.1 Conversion of Shares. (a) At the Effective Time, by virtue of the Merger and without any further action on the part of CYBEX, Trotter, the Company or the Surviving Corporation or any of the respective stockholders thereof, all of the shares of Trotter Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive, and shall be exchanged for, the number of fully-paid and non-assessable CYBEX Common Shares (rounded upward to the nearest whole share) which, upon issuance, shall equal 50.001% of all CYBEX Common Shares issued and outstanding on a fully diluted basis calculated using the treasury stock method and assuming a price of $9.75 per share for the CYBEX Common Stock (assuming issuance of all Trotter Common Stock subject to the Trotter Stock Plans immediately before the Effective Time) immediately following the Effective Time (the "Total Merger Consideration"). The amount of CYBEX Common Shares to be received upon conversion of each share of Trotter Common Stock (the "Merger Consideration") shall equal the Total Merger Consideration, divided by the number of shares of Trotter Common Stock issued and outstanding on a fully diluted basis (assuming issuance of all Trotter Common Stock subject to the Trotter Stock Plans immediately before the Effective Time) at the Effective Time.

               (b) Upon conversion of the shares of Trotter Common Stock into the right to receive the Merger Consideration in the manner described in paragraph 2.1(a), each record holder of issued and outstanding Trotter Common Stock immediately prior to the Effective Time shall have the right to receive a certificate representing such whole number of CYBEX Common Shares equal to the product of (A) the Merger Consideration and (B) the number of issued and outstanding shares of Trotter Common Stock of which such Person is the record holder immediately prior to the Effective Time.

               Section 2.2 Exchange of Stock Certificates; Record Date. On or after the Effective Date, each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Trotter Common Stock whose shares were converted into the Merger Consideration shall surrender such certificates for cancellation to CYBEX, together with a letter of transmittal, duly executed. In exchange therefor, CYBEX shall deliver to each such holder the Merger Consideration required under this Agreement.

               Section 2.3 No Further Rights in Trotter Common Stock. As of the Effective Time, all shares of Trotter Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing shares of Trotter Common Stock as of the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate as provided in Section 2.2.

               Section 2.4 Registration of Merger Shares. As promptly as practicable after the execution of this Agreement, Trotter and CYBEX shall prepare and CYBEX shall file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (the "Registration Statement") to register under the Securities Act of 1933, as amended (the "Securities Act") the CYBEX Common Shares issuable pursuant to the Merger, as provided in Section 7.2.

               Section 2.5 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Trotter shall be closed and no transfer of any capital stock of Trotter shall thereafter be made. If, after the Effective Time, Certificates are presented to Trotter, they shall be cancelled and exchanged for the Merger Consideration as provided in Section 2.2.


                                ARTICLE III

                                THE CLOSING

               Section 3.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof (other than such conditions which require deliveries at Closing) is fulfilled or waived, or at such other time, date and place as CYBEX and Trotter shall mutually agree (the "Closing Date").

                                 ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF CYBEX

               CYBEX represents and warrants to Trotter as follows:

               Section 4.1 Organization and Qualification. Except as set forth in Section 4.1 of the schedule delivered by CYBEX on the date hereof (the "CYBEX Disclosure Schedule"), each of CYBEX and each of its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on CYBEX and its Subsidiaries taken as a whole. As used in this Agreement, the term "Subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which at least a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person.

               Section 4.2 Subsidiaries. Section 4.2 of the CYBEX Disclosure Schedule sets forth a description as of the date hereof, of all subsidiaries and joint ventures of CYBEX, including the name of each such entity and CYBEX's interest therein. Except as set forth in Section 4.2 of the CYBEX Disclosure Schedule, none of CYBEX's Subsidiaries is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public
     Utility Holding Company Act of 1935, as amended (the "1935 Act"), respectively. Except as set forth in Section 4.2 of the CYBEX Disclosure Schedule, all of the issued and outstanding shares of capital stock of each of CYBEX's Subsidiaries are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by CYBEX free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

               Section 4.3 Capitalization. As of the date hereof, the authorized capital stock of CYBEX consists of 15,000,000 common shares, $.10 par value ("CYBEX Common Shares"), and 500,000 preferred shares, $1.00 par value ("CYBEX Preferred Shares"). At the close of business on December 20, 1996, (i) 4,362,232 CYBEX Common Shares were outstanding, not more than 499,213 CYBEX Common Shares were reserved for issuance pursuant to CYBEX's Amended and Restated 1987 Stock Option Plan, 1995 Omnibus Incentive Plan and 1995 Stock Retainer Plan for Nonemployee Directors (such Plans, collectively, the "CYBEX Stock Plans"), of which 181,571 shares were subject to existing options or rights, (ii) 145,820 CYBEX Common Shares were held by CYBEX in its treasury, (iii) no CYBEX Common Shares were held by its Subsidiaries, (iv) no CYBEX Preferred Shares were outstanding and
     (v) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") were issued or outstanding. All outstanding CYBEX Common Shares are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Section 4.3 of the CYBEX Disclosure Schedule includes a list of each outstanding option and right at December 20, 1996 existing under the CYBEX Stock Plans, including the name of the holder of such option or right, the number of shares subject thereto, the exercise price of such option, the portion thereof which is vested at December 20, 1996 and, if the exercisability of such option or right may be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, an indication of the extent of such acceleration. As of the date of this Agreement, except pursuant to this Agreement, the CYBEX Stock Plans and the Rights Agreement, dated as of May 23, 1988 and amended as of March 15, 1989, between CYBEX and Registrar and Transfer Company (the "CYBEX Rights Agreement"), there are no options, warrants, calls, rights, commitments or agreements of any character to which CYBEX or any Subsidiary is a party or by which it is bound obligating CYBEX or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of CYBEX or any Subsidiary or obligating CYBEX or any Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement. Except for the outstanding options and rights under the CYBEX Stock Plans and the CYBEX Rights Agreement, as described in the CYBEX Disclosure Schedule, after the Effective Time, there will be no option, warrant, call, right or agreement obligating CYBEX or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of CYBEX or any Subsidiary, or obligating CYBEX or any Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement.

               Section 4.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

               (a) Authority. CYBEX has all requisite power and authority to enter into this Agreement, and, subject to the applicable CYBEX Shareholders' Approval (as defined in Section 4.12) and the applicable CYBEX Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the consummation by CYBEX of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CYBEX, subject to obtaining the applicable CYBEX Shareholders' Approval. This Agreement has been duly and validly executed and delivered by CYBEX and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of CYBEX enforceable against it in accordance with its terms.

               (b) Non-Contravention. Except as set forth in Section 4.4(b) of the CYBEX Disclosure Schedule, the execution and delivery of this Agreement by CYBEX does not, and the consummation of the transactions contemplated hereby will not, in any material respect, violate, conflict with or result in a material breach of any provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of CYBEX or any of its Subsidiaries (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "Violation" with respect to CYBEX, such term when used in Article V having a correlative meaning with respect to Trotter) pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of CYBEX or any of its Subsidiaries, (ii) subject to obtaining the CYBEX Required Statutory Approvals and the receipt of the CYBEX Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to CYBEX or any of its Subsidiaries or any of their respective properties or assets, (iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the CYBEX Disclosure Schedule (the "CYBEX Required Consents"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which CYBEX or any of its Subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, or (iv) the CYBEX Rights Agreement, except in the case of clause (ii) or (iii) for any such violation which would not have a CYBEX Material Adverse Effect (as defined in Section 4.6).

               (c) Consents of Third Parties. No declaration, filing or registration with, or notice to or authorization, consent or approval of any court, federal, state, local or foreign gov-ernmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") or any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity (each a "Person") is necessary for the execution and delivery of this Agreement by CYBEX or the consummation by CYBEX of the transactions contemplated hereby, except as described in Section 4.4(c) of the CYBEX Disclosure Schedule or the failure of which to obtain would not result in a CYBEX Material Adverse Effect (the "CYBEX Required Statutory Approvals").

               (d) Compliance. Except as set forth in Section 4.4(d), Section 4.10 or Section 4.11 of the CYBEX Disclosure Schedule, or as disclosed in the CYBEX SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither CYBEX nor any of its Subsidiaries is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which individually or in the aggregate would not have a CYBEX Material Adverse Effect. Except as set forth in Section 4.4(d) of the CYBEX Disclosure Schedule or in Section 4.11 of the CYBEX Disclosure Schedule, CYBEX and its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of CYBEX and its Subsidiaries.
     Except as set forth in Section 4.4(d) of the CYBEX Disclosure Schedule, CYBEX and each of its Subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (i) its certificate of incorporation or by-laws or
     (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a CYBEX Material Adverse Effect.

               Section 4.5 Reports and Financial Statements. The filings required to be made by CYBEX and its Subsidiaries since January 1, 1993 under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), have been filed with the SEC, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, and all such reports and documents filed with the SEC after the date of this Agreement and prior to the Effective Time will comply as of their respective date, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder, except for such filings the failure of which to have been made would not result in a CYBEX Material Adverse Effect. CYBEX has made available, and with respect to filings with the SEC after the date of this Agreement and prior to the Effective Time, will make available, to Trotter a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by CYBEX pursuant to the requirements of the Securities Act or Exchange Act with the SEC since January 1, 1993 (as such documents have since the time of their filing been amended, the "CYBEX SEC Reports"). As of their respective dates, the CYBEX SEC Reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of CYBEX included and to be included in the CYBEX SEC Reports (collectively, the "CYBEX Financial Statements") are complete and correct in all material respects and have been prepared and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Rule 10-01 of Regulation S-X of the SEC) and in conformity with the practices consistently applied by CYBEX without modification of the accounting principles used in the preparation thereof and fairly present the financial position of CYBEX as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to (i) normal, recurring audit adjustments,
     (ii) required footnotes and (iii) statement of cash flows.


               Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the CYBEX SEC Reports filed prior to the date hereof or as set forth in Section 4.6 of the CYBEX
     Disclosure Schedule, since October 1, 1996:

                    (i)  CYBEX and each of its Subsidiaries have
          conducted their business only in the ordinary course of business consistent with past practice;

                   (ii) there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition or results of operations of CYBEX and its Subsidiaries taken as a whole or which could delay or prevent the transactions contemplated hereby (a "CYBEX Material Adverse Effect");

                  (iii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of CYBEX or any Subsidiary having a replacement cost of more than $50,000 for any single loss or $100,000 for all such losses;

                   (iv) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of CYBEX or any repurchase, redemption or other acquisition by CYBEX or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, CYBEX or any Subsidiary;

                    (v) neither CYBEX nor any Subsidiary has awarded or paid any bonuses to employees of CYBEX or any Subsidiary with respect to the fiscal year ended December 31, 1995, entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of CYBEX's or any

          Subsidiary's directors, officers, employees, agents or representatives or agreed to increase the coverage or bene-fits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for dis-ability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representa-tives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of CYBEX and its Subsidiaries taken as a whole);

                   (vi) there has not been any material change by CYBEX or any Subsidiary in accounting or tax reporting principles, methods or policies;

                  (vii) neither CYBEX nor any Subsidiary has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

                 (viii) neither CYBEX nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any affiliate of CYBEX;

                   (ix)  neither CYBEX nor any Subsidiary has
          mortgaged, pledged or subjected to any Lien (as defined in Section 4.15) any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of CYBEX or any Subsidiary, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

                    (x)  neither CYBEX nor any Subsidiary has
          discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, would not have a CYBEX Material Adverse Effect;

                   (xi) neither CYBEX nor any Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any contract or right except in the ordinary course of business consistent with past practice and which would not have a CYBEX Material Adverse Effect;

                  (xii) neither CYBEX nor any Subsidiary has made or committed to make any capital expenditures or capital addi-tions or betterments in excess of $100,000 individually or $500,000 in the aggregate;

                 (xiii) neither CYBEX nor any Subsidiary has in-stituted or settled any material legal proceeding;

                  (xiv) neither CYBEX nor any Subsidiary has issued any capital stock, bonds or other corporate securities or debt instrument, or granted any options, warrants or other rights calling for the issuance thereof;

                   (xv) neither CYBEX nor any Subsidiary has amended its Certificate of Incorporation or By-Laws except as contemplated by this Agreement;

                  (xvi) neither CYBEX nor any Subsidiary has incurred any bank indebtedness; and

                 (xvii) CYBEX has not agreed to do anything set forth in this Section 4.6.

               Section 4.7 Litigation. Except as disclosed in the CYBEX SEC Reports filed prior to the date hereof or as set forth in Section 4.7, Section 4.9 or Section 4.11 of the CYBEX Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or, to the knowledge of CYBEX, threatened, nor are there, to the knowledge of CYBEX, any investigations or reviews pending or threatened against, relating to or affecting CYBEX or any of its Subsidiaries which would have a CYBEX Material Adverse Effect, (ii) there have not been any significant developments since October 1, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to CYBEX or any of its Subsidiaries, except for such that would not have a CYBEX Material Adverse Effect.

               Section 4.8 Registration Statement; Proxy Statement. Subject to the accuracy of the representations of Trotter made in
     Section 5.8, the Registration Statement shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. None of the information supplied or to be supplied by or on behalf of CYBEX for inclusion or incorporation by reference in the proxy statement, in definitive form, relating to the meeting of the CYBEX shareholders to be held in connection with the issuance of CYBEX Common Shares as provided herein and the amendment of CYBEX's certificate of incorporation to authorize additional CYBEX Common Shares (the "Proxy Statement") will, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the transactions contemplated by the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

               Section 4.9 Tax Matters. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes CYBEX or any of its Subsidiaries or Trotter or any of its Subsidiaries, as the case may be.

               Except as set forth in Section 4.9 of the CYBEX
     Disclosure Schedule:

               (a) Filing of Timely Tax Returns. CYBEX and each of its Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law, except for those the failure of which to file would not have a CYBEX Material Adverse Effect. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

               (b) Payment of Taxes. To the best knowledge of CYBEX, CYBEX and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

               (c) Tax Reserves. CYBEX and its Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP, which reserves are included in the CYBEX Balance Sheet.

               (d) Tax Liens. There are no Tax liens upon the assets of CYBEX or any of its Subsidiaries except liens for Taxes not yet due.

               (e) Withholding Taxes. CYBEX and each of its Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

               (f)  Extensions of Time for Filing Tax Returns.
     Neither CYBEX nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

               (g) Waivers of Statute of Limitations. Neither CYBEX nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

               (h) Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of CYBEX and each of its Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against CYBEX or any of its Subsidiaries that has not been resolved and paid in full.

               (i) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of CYBEX or any of its Subsidiaries.

               (j) Powers of Attorney. No power of attorney currently in force has been granted by CYBEX or any of its Subsidiaries concerning any Tax matter.

               (k) Tax Rulings. Neither CYBEX nor any of its Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

               (l) Availability of Tax Returns. CYBEX has made available to Trotter complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by CYBEX or any of its Subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by CYBEX or any of its Subsidiaries and (iii) any Closing Agreements entered into by CYBEX or any of its Subsidiaries with any taxing authority.

               (m) Tax Sharing Agreements. Neither CYBEX nor any of its Subsidiaries is a party to any agreement relating to allocating or sharing of Taxes.

               (n) Code Section 280G. Neither CYBEX nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

               (o) Liability for Others. To the best knowledge of CYBEX, none of CYBEX or any of its Subsidiaries has any liability for Taxes of any person other than CYBEX and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract or (iii) otherwise.

               Section 4.10 Employee Matters; ERISA. Except as set forth in Section 4.10 of the CYBEX Disclosure Schedule:

               (a) Benefit Plans. Section 4.10 (a) of the CYBEX Dis-closure Schedule contains a true and complete list of each employee benefit plan covering employees, former employees or directors of CYBEX and each of its Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of
     Section 3(3) of the Employee Retirement Income Security Act of

     1974, as amended ("ERISA") and any severance or change in control agreement (collectively, the "CYBEX Benefit Plans").

               (b) Contributions. All material contributions and other payments required to be made by CYBEX or any of its Subsidiaries to any CYBEX Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the CYBEX Financial Statements.

               (c) Qualification; Compliance. Each of the CYBEX Benefit Plans intended to be "qualified" within the meaning of
     Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of CYBEX, no circumstances exist that are reasonably expected by CYBEX to result in the revocation of any such determination. CYBEX is in compliance in all material respects with, and each of the CYBEX Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each CYBEX Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

               (d) Liabilities. With respect to the CYBEX Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of CYBEX, there does not now exist any condition or set of circumstances, that could subject CYBEX or any of its Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which CYBEX is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

               (e) Welfare Plans. None of the CYBEX Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any retiree benefits, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

               (f) Documents Made Available. CYBEX has made available to Trotter a true and correct copy of each collective bargaining agreement to which CYBEX or any of its Subsidiaries is a party or under which CYBEX or any of its Subsidiaries has obligations and, with respect to each CYBEX Benefit Plan, where applicable, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such CYBEX Benefit Plan and (v) the most recent actuarial report or valuation.

               (g) Payments Resulting from Merger. (i) Except as set forth in Section 4.10(g) of the CYBEX Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from CYBEX or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement or (B) benefit under any CYBEX Benefit Plan being established or becoming accelerated, vested or payable and (ii) neither CYBEX nor any of its Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any person who prior to entering into such contract was a director or officer of CYBEX or (C) any plan, agreement, arrangement or understanding similar to any of the foregoing, which with respect to clause (A), (B) and (C) provide for payment in excess of $10,000 per annum or $50,000 in the aggregate.

               (h) Labor Agreements. Except as set forth in Section 4.10(h) of the CYBEX Disclosure Schedule, as of the date hereof, neither CYBEX nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of CYBEX, as of the date hereof, there is no current union representation question involving employees of CYBEX or any of its Subsidiaries, nor does CYBEX know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the CYBEX SEC Reports filed prior to the date hereof or in Section 4.10(h) of the CYBEX Disclosure Schedule or except to the extent such would not have a CYBEX Material Adverse Effect, (i) there is no unfair labor practice, employment discrimination or other material complaint against CYBEX or any of its Subsidiaries pending, or to the best knowledge of CYBEX, threatened, (ii) there is no strike, lockout or material dispute, slowdown or work stoppage pending, or to the best knowledge of CYBEX, threatened against or involving CYBEX and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of CYBEX, threatened, in respect of which any director, officer, employee or agent of CYBEX or any of its Subsidiaries is or may be entitled to claim indemnification from CYBEX or such Subsidiary pursuant to their respective certificates of incorporation or by-laws or as provided in the indemnification agreements listed in Section 4.10(h) of the CYBEX Disclosure Schedule. Neither CYBEX nor any Subsidiary has ever been a party to a multi-employer retirement plan.

               Section 4.11 Environmental Protection. Except as set forth in Section 4.11 of the CYBEX Disclosure Schedule or in the CYBEX SEC Reports filed prior to the date hereof:

               (a) Compliance. CYBEX and each of its Subsidiaries is in compliance with all applicable Environmental Laws (as defined in Section 4.11(g)(ii)) except where the failure to so comply would not have a CYBEX Material Adverse Effect, and neither CYBEX nor any of its Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that CYBEX or any of its Subsidiaries is not in such compliance with applicable Environmental Laws.

               (b) Environmental Permits. CYBEX and each of its Subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not have a CYBEX Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval and CYBEX and its Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

               (c) Environmental Claims. To the best knowledge of CYBEX, there is no Environmental Claim (as defined in Section 4.11(g)(i)) which would have a CYBEX Material Adverse Effect pending (i) against CYBEX or any of its Subsidiaries, (ii) against any person or entity whose liability for any Environmental Claim CYBEX or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law or (iii) against any real or personal property or operations which CYBEX or any of its CYBEX Subsidiaries owns, leases or manages, in whole or in part.

               (d) Releases. CYBEX has no knowledge of any Releases (as defined in Section 4.11(g)(iv)) of any Hazardous Material (as defined in Section 4.11(g)(iii)) that would be reasonably likely to form the basis of any Environmental Claim against CYBEX or any of its Subsidiaries, or against any person or entity whose liability for any Environmental Claim CYBEX or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law except for any Environmental Claim which would not have a CYBEX Material Adverse Effect.

               (e) Predecessors. CYBEX has no knowledge, with respect to any predecessor of CYBEX or any of its Subsidiaries, of any Environmental Claim which would have a CYBEX Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have a CYBEX Material Adverse Effect.

               (f) Disclosure. To CYBEX's best knowledge, CYBEX has disclosed to Trotter all facts which CYBEX reasonably believes form the basis of an Environmental Claim which would have a CYBEX Material Adverse Effect.

               (g)  Definitions.  As used in this Agreement:

                    (i)  "Environmental Claim" means any and all
          administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by CYBEX or any of its Subsidiaries (for purposes of this Section 4.11) or by Trotter or any of its Subsidiaries (for purposes of Section 5.11); or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or
          (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

                    (ii) "Environmental Laws" means all federal, state and local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                    (iii) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any Environmental Law and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which CYBEX or any of its Subsidiaries operates (for purposes of this Section 4.11) or in which Trotter or any of its Subsidiaries operates (for purposes of Section 5.11).

                    (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

               Section 4.12 Vote Required. The approval of (i) the issuance of CYBEX Common Shares as provided herein and (ii) the amendment to CYBEX's certificate of incorporation to authorize additional CYBEX Common Shares and (iii) the amendment to the CYBEX Stock Plans to authorize an increase in the number of options issuable thereunder, by a majority of the votes entitled to be cast by all holders of CYBEX Common Shares (the "CYBEX Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of CYBEX or any of its Subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

               Section 4.13   Corporate Records.

               (a) Organizational Documents. CYBEX has delivered to Trotter true, correct and complete copies of the certificates of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organ-ization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer of CYBEX) or comparable organizational documents of CYBEX and each of its Subsidiaries.

               (b) Minute Books. The minute books of CYBEX and each Subsidiary previously made available to Trotter contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of CYBEX and its Subsidiaries.

               Section 4.14 No Undisclosed Liabilities. Except as otherwise disclosed in Section 4.6 of the CYBEX Disclosure Schedule, neither CYBEX nor any Subsidiary has any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described in the unaudited balance sheet of CYBEX as of September 30, 1996 (the "CYBEX Balance Sheet") or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the CYBEX Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the date of the CYBEX Balance Sheet.

               Section 4.15   Real and Personal Property.

               (a) Section 4.15 of the CYBEX Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property owned in fee by CYBEX and its Subsidiaries (individually, a "CYBEX Owned Property" and collectively, the "CYBEX Owned Properties"), and (ii) all real property and inte-rests in real property leased by CYBEX and its Subsidiaries (individually, a "CYBEX Real Property Lease" and the real proper-ties specified in such leases, together with the CYBEX Owned Properties, being referred to herein individually as a "CYBEX Property" and collectively as the "CYBEX Properties") as lessee or lessor. CYBEX and its Subsidiaries have good and marketable fee title to all CYBEX Owned Property, free and clear of any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever (collectively, "Liens"), except (A) Liens set forth in Section 4.15 of the CYBEX Disclosure Schedule and (B) Permitted Exceptions (as defined below). The CYBEX Properties constitute all interests in real property currently used or currently held for use in connection with the business of CYBEX and which are necessary for the continued operation of the business of CYBEX as the business is currently conducted. CYBEX and its Subsidiaries have a valid and enforceable leasehold interest under each of the CYBEX Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforce-ment is sought in a proceeding at law or in equity), and neither CYBEX nor any Subsidiary has knowledge of any default or event that with notice or lapse of time, or both, would constitute a default by CYBEX or any Subsidiary under any of the CYBEX Real Property Leases. All of the CYBEX Properties, buildings, fixtures and improvements thereon owned or leased by CYBEX and its Subsidiaries are in good operating condition and repair (subject to normal wear and tear). CYBEX has delivered or otherwise made available to Trotter true, correct and complete copies of (i) all deeds, title reports and surveys for the CYBEX Owned Properties and (ii) the CYBEX Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Trotter (in the case of CYBEX's property) or CYBEX (in the case of Trotter's property); (ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or CYBEX or Trotter, as the case may be; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any property subject thereto or affected thereby.

               (b) CYBEX and its Subsidiaries have good and marketable title to all of their respective tangible personal properties and assets, free and clear of all Liens except
     Permitted Exceptions. Such properties and assets are in good operating condition and repair (subject to normal wear and tear).

               Section 4.16   Intangible Property.

               (a) Section 4.16 of the CYBEX Disclosure Schedule contains a list of each patent, registered trademark, trade name, registered service mark and registered copyright owned by or licensed to CYBEX and/or its Subsidiaries and pending applications therefor, and each license or other agreement relating thereto. Except as set forth in Section 4.16 of the CYBEX Disclosure Schedule, each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all mortgages, claims, liens, security interests, charges and encumbrances and is in good standing and not the subject of any challenge or, reexamination, interference or opposition proceeding.

               (b) Except as set forth in Section 4.16 of the CYBEX Disclosure Schedule, to the knowledge of CYBEX, all of the patents, patent applications, trademarks, service marks, trade names, copyrights, mask work rights, trade secrets, know-how, proprietary technical information, and computer software (collectively referred to herein as "Intellectual Property") owned or used by CYBEX or its Subsidiaries in their business (referred to herein as the "CYBEX Intellectual Property") are owned by or licensed to CYBEX or its Subsidiaries using same free and clear of all mortgages, claims, liens, security interests, charges and encumbrances.

               (c) Except as set forth in Section 4.16 of the CYBEX Disclosure Schedule, no licenses of rights have been granted to any person to use, and, to the knowledge of CYBEX, no person is infringing, any of the CYBEX Intellectual Property and the business of CYBEX and its Subsidiaries is not operating under license of any Intellectual Property from, or other obligation to pay royalties to, any Person. There have been no claims made and neither CYBEX nor any Subsidiary has received any notice or otherwise knows or has reason to believe that any of the CYBEX Intellectual Property is invalid or conflicts with the asserted rights of others, or that the business of CYBEX or its Subsidiaries conflicts with or infringes the Intellectual Property rights of others. There is no claim, suit or proceeding pending by or against CYBEX or any of its Subsidiaries charging the infringement of any Intellectual Property.

               Section 4.17 Material Contracts. Section 4.17 of the CYBEX Disclosure Schedule sets forth all of the following contracts, agreements, indentures, notes, bonds, loans, instruments, leases, commitments, or other arrangements or agreements (collectively "Contracts") to which CYBEX or any of its Subsidiaries is a party or by which it is bound

    (collectively, the "CYBEX Material Contracts"): (i) Contracts with any current officer or director of CYBEX or any of its Subsidiaries; (ii) Contracts with any labor union or association representing any employee of CYBEX or any of its Subsidiaries;
     (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of CYBEX or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements (vi) material Contracts containing covenants of CYBEX or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with CYBEX or any of its Subsidiaries in any line of business or in any geographical area;
     (vii) Contracts relating to the acquisition by CYBEX or any of its Subsidiaries of any operating business or the capital stock of any other person; (viii) Contracts relating to the borrowing of money; or (ix) any other Contracts, other than CYBEX Real
     Property Leases and ordinary course purchase orders or capital expenditures, which involve the expenditure of more than $150,000 in the aggregate or $100,000 annually or require performance by any party more than one year from the date hereof. There have been made available to Trotter, its affiliates and their representatives true and complete copies of all of the CYBEX
     Material Contracts. Except as set forth in Section 4.17 of the CYBEX Disclosure Schedule, all of the CYBEX Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of CYBEX and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in Section
     4.17 of the CYBEX Disclosure Schedule, neither CYBEX nor any Subsidiary is in default in any material respect under any CYBEX Material Contract, nor, to the knowledge of CYBEX, is any other party to any CYBEX Material Contract in default thereunder in any material respect.

               Section 4.18 Related Party Transactions. Except as set forth in Section 4.18 of the CYBEX Disclosure Schedule, neither CYBEX nor any of its affiliates has borrowed any moneys from or has outstanding any indebtedness or other similar obli-gations to CYBEX. Except as set forth in Section 4.18 of the CYBEX Disclosure Schedule, neither CYBEX, any Subsidiary of CYBEX, any affiliate of CYBEX nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a compe-titor, supplier, customer, landlord, tenant, creditor or debtor of CYBEX or any of its Subsidiaries, (B) engaged in a business related to the business of CYBEX or any of its Subsidiaries, or
     (C) a participant in any transaction to which CYBEX or any of its Subsidiaries is a party or (ii) is a party to any Contract with CYBEX or any of its Subsidiaries.

               Section 4.19 Opinion of Financial Advisor. The Board of Directors of CYBEX has received the opinion of Smith Barney Inc. ("Smith Barney"), dated the date of this Agreement, to the effect that, as of such date, the Total Merger Consideration is fair from a financial point of view to CYBEX.

               Section 4.20   Insurance.  Except as set forth in
     Section 4.20 of the CYBEX Disclosure Schedule, CYBEX and each of its Subsidiaries is, and has been continuously since January 1, 1993, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by CYBEX and its Subsidiaries during such time period. Except as set forth in Section 4.20 of the CYBEX Disclosure Schedule, neither CYBEX nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of CYBEX or any of its Subsidiaries. The insurance policies of CYBEX and each of its Subsidiaries are valid and enforceable policies in all material respects.


                                 ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF TROTTER

               Trotter represents and warrants to CYBEX as follows:

               Section 5.1 Organization and Qualification. Except as set forth in Section 5.1 of the schedule delivered by Trotter on the date hereof (the "Trotter Disclosure Schedule"), each of Trotter and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on Trotter and its Subsidiaries taken as a whole.

               Section 5.2 Subsidiaries. Section 5.2 of the Trotter Disclosure Schedule sets forth a description as of the date hereof of all Subsidiaries and joint ventures of Trotter, including the name of each such entity and Trotter's interest therein. Except as set forth in Section 5.2 of the Trotter Disclosure Schedule, none of Trotter's Subsidiaries is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act,
     respectively. Except as set forth in Section 5.2 of the Trotter Disclosure Schedule, all of the issued and outstanding shares of capital stock of each of Trotter's Subsidiaries are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by Trotter free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

               Section 5.3 Capitalization. As of the date hereof, the authorized capital stock of Trotter consists of 4,750,000 shares of common stock, $.01 par value ("Trotter Common Stock"), and no preferred stock. At the close of business on December 26, 1996, (i) 3,800,000 shares of Trotter Common Stock were outstanding, not more than 1,488,000 shares of Trotter Common Stock were reserved for issuance pursuant to Trotter's 1993 Non-Qualified Stock Option Plan, 1994 Stock Option Plan and options for directors (collectively, the "Trotter Stock Plans"), of which 388,500 shares were subject to existing options, (ii) no shares of Trotter Common Stock were held by Trotter in its treasury or by its Subsidiaries, (iii) no shares of Trotter Preferred Stock were outstanding, and (iv) no Voting Debt is issued or outstanding. All outstanding shares of Trotter Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Section 5.3 of the Trotter Disclosure
     Schedule includes a list of each outstanding option and right at December 26, 1996 existing under the Trotter Stock Plans, including the name of the holder of such option or right, the number of shares subject thereto, the exercise price of such option, the portion thereof which is vested at December 26, 1996 and, if the exercisability of such option or right may be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, an indication of the extent of such acceleration. As of the date of this Agreement, except pursuant to the Trotter Stock Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which Trotter or any Subsidiary is a party or by which it is bound obligating Trotter or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of Trotter or any Subsidiary or obligating Trotter or any Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement. Except for the outstanding options under the Trotter Stock Plans as described in the Trotter Disclosure Schedule, after the Effective Time, there will be no option, warrant, call, right or agreement obligating Trotter or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of Trotter or any Subsidiary, or obligating Trotter or any Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement.

               Section 5.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

               (a) Authority. Trotter has all requisite power and authority to enter into this Agreement and, subject to the applicable Trotter Required Statutory Approvals (as defined in
     Section 5.4(c)), to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the consummation by Trotter of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Trotter. This Agreement has been duly and validly executed and delivered by Trotter and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of Trotter enforceable against it in accordance with its terms.

               (b) Non-Contravention. Except as set forth in Section 5.4(b) of the Trotter Disclosure Schedule, the execution and delivery of this Agreement by Trotter does not, and the consummation of the transactions contemplated hereby will not, result in a material Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of Trotter or any of the its Subsidiaries, (ii) subject to obtaining the Trotter Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Trotter or any of its Subsidiaries or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 5.4(b) of the Trotter Disclosure Schedule (the "Trotter Required Consents"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Trotter or any of its Subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not have a Trotter Material Adverse Effect (as defined in Section 5.6).

               (c) Consents of Third Parties. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Person or Governmental Authority is necessary for the execution and delivery of this Agreement by Trotter or the consummation by Trotter of the transactions contemplated hereby, except as described in Section 5.4(c) of the Trotter Disclosure Schedule or the failure of which to obtain would not result in a Trotter Material Adverse Effect (the "Trotter Required Statutory Approvals").

               (d)  Compliance.  Except as set forth in Section
     5.4(d), Section 5.10 or Section 5.11 of the Trotter Disclosure Schedule, neither Trotter nor any of its Subsidiaries is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority except for possible violations which individually or in the aggregate would not have a Trotter
     Material Adverse Effect. Except as set forth in Section 5.4(d) of the Trotter Disclosure Schedule or in Section 5.11 of the Trotter Disclosure Schedule, Trotter and its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of Trotter and its Subsidiaries.
     Except as set forth in Section 5.4(d) of the Trotter Disclosure Schedule, Trotter and each of its Subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (i) its certificate of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject except for possible violations, breaches or defaults which individually or in the aggregate would not have a Trotter Material Adverse Effect.

               Section 5.5 Financial Statements. Trotter has delivered to CYBEX copies of (i) the audited consolidated balance sheets of Trotter and its Subsidiaries as at December 31, 1995, 1994 and 1993 and the related audited consolidated statements of income and of cash flows of Trotter and its Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of the Trotter and its Subsidiaries as at September 30, 1996 and the related consolidated statements of income of Trotter and its Subsidiaries for the nine month period then ended and Trotter will deliver to CYBEX copies of the audited consolidated balance sheets of Trotter and its Subsidiaries as at December 31, 1996 and the related audited consolidated statements of income and of cash flows of Trotter and its Subsidiaries for the year then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Trotter Financial Statements"). Each of the Trotter Financial Statements is complete and correct in all material respects, has been prepared and will be prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by Trotter without modification of the accounting principles used in the preparation thereof and fairly present the financial position, of Trotter and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to (i) normal, recurring, audit adjustments, (ii) required footnotes and (iii) statement of cash flows.

               For the purposes hereof, the unaudited consolidated balance sheet of Trotter and its Subsidiaries as at September 30, 1996 is referred to as the "Trotter Balance Sheet" and September 30, 1996 is referred to as the "Trotter Balance Sheet Date."

               Section 5.6 Absence of Certain Changes or Events. Except as set forth in Section 5.6 of the Trotter Disclosure
     Schedule, since the Trotter Balance Sheet Date:

                    (i) Trotter and each of its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice;

                   (ii) there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of Trotter and its Subsidiaries taken as a whole or which could delay or prevent the transactions contemplated hereby (a "Trotter Material Adverse Effect");

                  (iii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of Trotter or any Subsidiary having a replacement cost of more than $50,000 for any single loss or $100,000 for all such losses;

                   (iv) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Trotter or any repurchase, redemption or other acquisition by Trotter or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, Trotter or any Subsidiary;

                    (v)  neither Trotter nor any Subsidiary has
          awarded or paid any bonuses to employees of Trotter or any Subsidiary with respect to the fiscal year ended December 31, 1995, entered into any employment, deferred compens-ation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of Trotter's or any Subsidiary's directors, officers, employees, agents or representatives or agreed to increase the coverage or bene-fits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for dis-ability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representa-tives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of Trotter and its Subsidiaries taken as a whole);

                   (vi) there has not been any material change by Trotter or any Subsidiary in accounting or tax reporting principles, methods or policies;

                  (vii) neither Trotter nor any Subsidiary has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

                 (viii) neither Trotter nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any affiliate of Trotter;

                   (ix)  neither Trotter nor any Subsidiary has
          mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, trans-ferred, conveyed, leased or otherwise disposed of any assets of Trotter or any Subsidiary, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

                    (x)  neither Trotter nor any Subsidiary has
          discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, would not have a Trotter Material Adverse Effect;

                   (xi)  neither Trotter nor any Subsidiary has
          canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any contract or right except in the ordinary course of business consistent with past practice and which would not have a Trotter Material Adverse Effect;

                  (xii) neither Trotter nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $500,000 in the aggregate;

                 (xiii) neither Trotter nor any Subsidiary has in-stituted or settled any material legal proceeding;

                  (xiv) neither Trotter nor any Subsidiary has issued any capital stock, bonds or other corporate securities or debt instrument, or granted any options, warrants or other rights calling for the issuance thereof;

                   (xv)  neither Trotter nor any Subsidiary has
          amended its Certificate of Incorporation or By-Laws;

                  (xvi)  neither Trotter nor any Subsidiary has
          incurred any bank indebtedness; and

                 (xvii) Trotter has not agreed to do anything set forth in this Section 5.6.

               Section 5.7    Litigation.  Except as set forth in
     Section 5.7, Section 5.9 or Section 5.11 of the Trotter Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or, to the knowledge of Trotter, threatened, nor are there, to the knowledge of Trotter, any investigations or reviews pending or threatened against, relating to or affecting Trotter or any of its Subsidiaries which would have a Trotter Material Adverse Effect, (ii) there have not been any significant developments since October 1, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Trotter or any of its Subsidiaries except for such that would not have a Trotter Material Adverse Effect.

               Section 5.8 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by or on behalf of Trotter for inclusion or incorporation by reference in the Registration Statement or Proxy Statement will, as to the Registration Statement, at the time if it is filed with the SEC and at the time it becomes effective under the Securities Act, and as to the Proxy Statement, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               Section 5.9    Tax Matters.  Except as set forth in
     Section 5.9 of the Trotter Disclosure Schedule:

               (a) Filing of Timely Tax Returns. Trotter and each of its Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law except for those the failure of which to file would not have a Trotter Material Adverse Effect. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

               (b) Payment of Taxes. To the best knowledge of Trotter, Trotter and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

               (c)  Tax Reserves.  Trotter and each of its
     Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP which reserves are included in the Trotter Balance Sheet.

               (d) Tax Liens. There are no Tax liens upon the assets of Trotter or any of its Subsidiaries except liens for Taxes not yet due.

               (e) Withholding Taxes. Trotter and each of its Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

               (f)  Extensions of Time for Filing Tax Returns.
     Neither Trotter nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

               (g) Waivers of Statute of Limitations. Neither Trotter nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

               (h) Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Trotter and each of its Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against Trotter or any of its Subsidiaries that has not been resolved and paid in full.

               (i) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Trotter or any of its Subsidiaries.

               (j) Powers of Attorney. No power of attorney currently in force has been granted by Trotter or any of its Subsidiaries concerning any Tax matter.

               (k)  Tax Rulings.  Neither Trotter nor any of its
     Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

               (l) Availability of Tax Returns. Trotter has made available to CYBEX complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by Trotter or any of its Subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Trotter or any of its Subsidiaries and (iii) any Closing Agreements entered into by Trotter or any of its Subsidiaries with any taxing authority.

               (m)  Tax Sharing Agreements.  Except as described in
     Section 5.9(m) of the Trotter Disclosure Schedule, neither Trotter nor any of its Subsidiaries is a party to any agreement relating to allocating or sharing of Taxes. Trotter has provided CYBEX with true and correct copies of all documents listed in
     Section 5.9(m) of the Trotter Disclosure Schedule and no such documents will be amended without the consent of the majority of the non-Trotter parties to such agreements.

               (n) Code Section 280G. Neither Trotter nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

               (o) Liability for Others. To the best knowledge of Trotter, none of Trotter or any of its Subsidiaries has any liability for Taxes of any person other than Trotter and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract, or (iii) otherwise.

               (p) Excess Loss Account. On the date hereof there is no, and at the Effective Time there will not be any, Excess Loss Account (as such term is defined in Treasury Regulation Section 1.1502-19) with respect to the capital stock of Trotter or any of its Subsidiaries.

               Section 5.10 Employee Matters; ERISA. Except as set forth in Section 5.10 of the Trotter Disclosure Schedule:

               (a) Benefit Plans. Section 5.10(a) of the Trotter Disclosure Schedule contains a true and complete list of each employee benefit plan covering employees, former employees or directors of Trotter and each of its Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of
     Section 3(3) of ERISA and any severance or change in control agreement (collectively, the "Trotter Benefit Plans").

               (b) Contributions. All material contributions and other payments required to be made by Trotter or any of its Subsidiaries to any Trotter Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Trotter Financial Statements.

               (c) Qualification; Compliance. Each of the Trotter Benefit Plans intended to be "qualified" within the meaning of
     Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of Trotter, no circumstances exist that are reasonably expected by Trotter to result in the revocation of any such determination. Trotter is in compliance in all material respects with, and each of the Trotter Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each Trotter Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

               (d) Liabilities. With respect to the Trotter Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of Trotter, there does not now exist any condition or set of circumstances, that could subject Trotter or any of its Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which Trotter is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

               (e) Welfare Plans. None of the Trotter Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any retiree benefits, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

               (f) Documents Made Available. Trotter has made available to CYBEX a true and correct copy of each collective bargaining agreement to which Trotter or any of its Subsidiaries is a party or under which Trotter or any of its Subsidiaries has obligations and, with respect to each Trotter Benefit Plan, where applicable, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such Trotter Benefit Plan, and (v) the most recent actuarial report or valuation.

               (g) Payments Resulting from Merger. (i) Except as disclosed in Section 5.10(g) of the Trotter Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Trotter or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Trotter Benefit Plan being established or becoming accelerated, vested or payable and (ii) neither Trotter nor any of its Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any person who prior to entering into such contract was a director or officer of Trotter, or (C) any plan, agreement, arrangement or understanding similar to any of the foregoing, which with respect to clause
     (A), (B) and (C) provide for payment in excess of $10,000 per annum or $50,000 in the aggregate.

               (h) Labor Agreements. Except as set forth in Section 5.10(h) of the Trotter Disclosure Schedule, as of the date hereof, neither Trotter nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of Trotter, as of the date hereof, there is no current union representation question involving employees of Trotter or any of its Subsidiaries, nor does Trotter know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in Section 5.10(h) of the Trotter Disclosure Schedule or except to the extent such would not have a Trotter Material Adverse Effect, (i) there is no unfair labor practice, employment discrimination or other material complaint against Trotter or any of its Subsidiaries pending, or to the best knowledge of Trotter, threatened, (ii) there is no strike, lockout or material dispute, slowdown or work stoppage pending, or to the best knowledge of Trotter, threatened, against or involving Trotter, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of Trotter, threatened, in respect of which any director, officer, employee or agent of Trotter or any of its Subsidiaries is or may be entitled to claim indemnification from Trotter or such Subsidiary pursuant to their respective certificates of incorporation or by-laws or as provided in the indemnification agreements listed in
     Section 5.10(h) of the Trotter Disclosure Schedule. Neither Trotter nor any Subsidiary has ever been a party to a multi-employer retirement plan.

               Section 5.11 Environmental Protection. Except as set forth in Section 5.11 of the Trotter Disclosure Schedule:

               (a) Compliance. Trotter and each of its Subsidiaries is in compliance with all applicable Environmental Laws except where the failure to so comply would not have a Trotter Material Adverse Effect; and neither Trotter nor any of its Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that Trotter or any of its Subsidiaries is not in such compliance with applicable Environmental Laws.

               (b) Environmental Permits. Trotter and each of its Subsidiaries has obtained or has applied for all the En-vironmental Permits necessary for the construction of their facilities or the conduct of their operations except where the failure to so comply would not have a Trotter Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Trotter and its Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

               (c) Environmental Claims. To the best knowledge of Trotter, there is no Environmental Claim which would have a Trotter Material Adverse Effect pending (i) against Trotter or any of its Subsidiaries or joint ventures, (ii) against any person or entity whose liability for any Environmental Claim Trotter or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, or

     (iii) against any real or personal property or operations which Trotter or any of its Subsidiaries owns, leases or manages, in whole or in part.

               (d) Releases. Trotter has no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Trotter or any of its Subsidiaries, or against any person or entity whose liability for any Environmental Claim Trotter or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law except for any Environmental Claim which would not have a Trotter Material Adverse Effect.

               (e) Predecessors. Trotter has no knowledge, with respect to any predecessor of Trotter or any of its Subsidiaries, of any Environmental Claim which would have a Trotter Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have a Trotter Material Adverse Effect.

               (f) Disclosure. To Trotter's best knowledge, Trotter has disclosed to CYBEX all facts which Trotter reasonably believes form the basis of an Environmental Claim which would have a Trotter Material Adverse Effect.

               Section 5.12   Corporate Records.

               (a) Organizational Documents. Trotter has delivered to CYBEX true, correct and complete copies of the certificates of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organ-ization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer of Trotter) or comparable organizational documents of Trotter and each of its Subsidiaries.

               (b) Minute Books. The minute books of Trotter and each Subsidiary previously made available to CYBEX contain com-plete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of Trotter and its Subsidiaries.

               Section 5.13 No Undisclosed Liabilities. Except as otherwise disclosed in Section 5.6 of the Trotter Disclosure Schedule, neither Trotter nor any Subsidiary has any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described in the Trotter Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Trotter Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the date of the Trotter Balance Sheet.

               Section 5.14   Real and Personal Property.

               (a) Section 5.14 of the Trotter Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property owned in fee by Trotter and its Subsidiaries (individually, a "Trotter Owned Property" and collectively, the "Trotter Owned Properties"), and (ii) all real property and inte-rests in real property leased by Trotter and its Subsidiaries (individually, a "Trotter Real Property Lease" and the real properties specified in such leases, together with the Trotter Owned Properties, being referred to herein individually as a "Trotter Property" and collectively as the "Trotter Properties") as lessee or lessor. Trotter and its Subsidiaries have good and marketable fee title to all Trotter Owned Property, free and clear of any Lien except (A) Liens set forth in Section 5.14 of the Trotter Disclosure Schedule and (B) Permitted Exceptions.
     The Trotter Properties constitute all interests in real property currently used or currently held for use in connection with the business of Trotter and which are necessary for the continued operation of the business of Trotter as the business is currently conducted. Trotter and its Subsidiaries have a valid and enforceable leasehold interest under each of the Trotter Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and neither Trotter nor any Subsidiary has knowledge of any default or event that with notice or lapse of time, or both, would constitute a default by Trotter or any Subsidiary under any of the Trotter Real Property Leases. All of the Trotter Properties, buildings, fixtures and improvements thereon owned or leased by Trotter and its Subsidiaries are in good operating condition and repair (subject to normal wear and tear). Trotter has delivered or otherwise made available to CYBEX true, correct and complete copies of (i) all deeds, title reports and surveys for the Trotter Owned Properties and (ii) the Trotter Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

               (b) Trotter and its Subsidiaries have good and marketable title to all of their respective tangible personal properties and assets, free and clear of all Liens except
     Permitted Exceptions. Such properties and assets are in good operating condition and repair (subject to normal wear and tear).

               Section 5.15   Intangible Property.

               (a) Section 5.15 of the Trotter Disclosure Schedule contains a list of each patent, registered trademark, trade name, registered service mark and registered copyright owned by or licensed to Trotter and/or its Subsidiaries and pending applications therefor, and each license or other agreement relating thereto. Except as set forth in Section 5.15 of the Trotter Disclosure Schedule, each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all mortgages, claims, liens, security interests, charges and encumbrances and is in good standing and not the subject of any challenge or reexamination, interference or opposition proceeding.

               (b) Except as set forth in Section 5.15 of the Trotter Disclosure Schedule, to the knowledge of Trotter, all of Intellectual Property owned or used by Trotter or its Subsidiaries in their business (referred to herein as the "Trotter Intellectual Property") is owned by or licensed to Trotter or its Subsidiaries using same free and clear of all mortgages, claims, liens, security interests, charges and encumbrances.

               (c) Except as set forth in Section 5.15 of the Trotter Disclosure Schedule, no licenses of rights have been granted to any person to use, and, to the knowledge of Trotter, no person is infringing, any of the Trotter Intellectual Property and the business of Trotter and its Subsidiaries is not operating under license of any Intellectual Property from, or other obligation to pay royalties to, any Person. There have been no claims made and neither Trotter nor any Subsidiary has received any notice or otherwise knows or has reason to believe that any of the Trotter Intellectual Property is invalid or conflicts with the asserted rights of others, or that the business of Trotter or its Subsidiaries conflicts with or infringes the Intellectual Property rights of others. There is no claim, suit or proceeding pending by or against Trotter or any of its Subsidiaries charging the infringement of any Intellectual Property.

               Section 5.16 Material Contracts. Section 5.16 of the Trotter Disclosure Schedule sets forth all of the following Contracts to which Trotter or any of its Subsidiaries is a party or by which it is bound (collectively, the "Trotter Material

     Contracts"): (i) Contracts with any current officer or director of Trotter or any of its Subsidiaries; (ii) Contracts with any labor union or association representing any employee of Trotter or any of its Subsidiaries; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of Trotter or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements (vi) material Contracts containing covenants of Trotter or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with Trotter or any of its Subsidiaries in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by Trotter or any of its Subsidiaries of any operating business or the capital stock of any other person; (viii) Contracts relating to the borrowing of money; or
     (ix) any other Contracts, other than Trotter Real Property Leases, which involve the expenditure of more than $150,000 in the aggregate or $25,000 annually or require performance by any party more than one year from the date hereof. There have been made available to CYBEX, its affiliates and their representatives true and complete copies of all of the Trotter Material Contracts. Except as set forth in Section 5.16 of the Trotter Disclosure Schedule, all of the Trotter Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of Trotter and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in Section
     5.16 of the Trotter Disclosure Schedule, neither Trotter nor any Subsidiary is in default in any material respect under any Trotter Material Contract, nor, to the knowledge of Trotter, is any other party to any Trotter Material Contract in default thereunder in any material respect.

               Section 5.17 Related Party Transactions. Except as set forth in Section 5.17 of the Trotter Disclosure Schedule, neither Trotter nor any of its affiliates has borrowed any moneys from or has outstanding any indebtedness or other similar obli-gations to Trotter. Except as set forth in Section 5.17 of the Trotter Disclosure Schedule, neither Trotter, any Subsidiary of Trotter, any affiliate of Trotter nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of Trotter or any of its Subsidiaries, (B) engaged in a business related to the business of Trotter or any of its Subsidiaries, or (C) a participant in any transaction to which Trotter or any of its Subsidiaries is a party or (ii) is a party to any Contract with Trotter or any of its Subsidiaries.

               Section 5.18   Insurance.  Except as set forth in
     Section 5.18 of the Trotter Disclosure Schedule, Trotter and each of its Subsidiaries is, and has been continuously since January 1, 1993, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by Trotter and its Subsidiaries during such time period. Except as set forth in Section 5.18 of the Trotter Disclosure Schedule, neither Trotter nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Trotter or any of its Subsidiaries. The insurance policies of Trotter and each of its Subsidiaries are valid and enforceable policies in all material respects.


                                 ARTICLE VI

                   CONDUCT OF BUSINESS PENDING THE MERGER

               Section 6.1 Covenants of the Parties. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, CYBEX and Trotter each agree as follows, each as to itself and to each of its Subsidiaries, except as expressly contemplated or permitted in this Agreement or to the extent the other parties hereto shall otherwise consent in writing, which consent shall not be unreasonably withheld:

               (a) Ordinary Course of Business. Except as set forth in Section 6.1(a) of the CYBEX Disclosure Schedule, each party hereto shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees and neither party will intentionally take any action which would cause the representations set forth in
     Section 4.6 or 5.6 to be incorrect at the Effective Time.

               (b) Dividends. No party shall, nor shall any party permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to such party or its wholly owned subsidiaries; (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock, other than for the purpose of funding employee stock ownership plans in accordance with past practice.

               (c) Issuance of Securities. No party shall, nor shall any party permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than intercompany issuances of capital stock, and other than issuances (1) in the case of CYBEX and its Subsidiaries, of CYBEX Common Shares pursuant to the exercise of stock options or rights issued under the CYBEX Stock Plans outstanding as of the date hereof, and (2) in the case of Trotter, shares of Trotter Common Stock pursuant to the exercise of stock options issued under the Trotter Stock Plans outstanding as of the date hereof and the grant of options on the later of the Effective Time and March 31, 1997, as indicated in Section
     5.3 of the Trotter Disclosure Schedule.

               (d) Charter Documents. No party shall amend or propose to amend its respective certificate of incorporation, by-laws or regulations, or similar organic documents, except as contemplated herein.

               (e) No Acquisitions. No party shall, nor shall any party permit any of its Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of, any Person or division thereof, nor shall any party acquire or agree to acquire a material amount of assets.

               (f) Indebtedness. Except as contemplated by this Agreement, no party shall, nor shall any party permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than (i) indebtedness or guarantees in the ordinary course of business consistent with past practice (such as the issuance of commercial paper, the use of existing credit facilities or hedging activities); (ii) long-term indebtedness not aggregating more than $500,000; (iii) arrangements between such party and its Subsidiaries or among its Subsidiaries; or (iv) in connection with the refunding of existing indebtedness.

               (g)  Compensation, Benefits.  Except as set forth in
     Section 6.1(g) of the CYBEX Disclosure Schedule or the Trotter Disclosure Schedule, as may be required by applicable law or as contemplated by this Agreement, no party shall, nor shall any party permit any of its Subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its Subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of its Subsidiaries or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice.

               (h) Cooperation, Notification. Each party shall (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations; (ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise the other party of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, in the case of CYBEX, a CYBEX Material Adverse Effect or, in the case of Trotter, a Trotter Material Adverse Effect; and (iv) promptly provide the other party with copies of all filings made by such party or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

               (i) Third-Party Consents. CYBEX shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all CYBEX Required Consents. CYBEX shall promptly notify Trotter of any failure or prospective failure to obtain any such consents and, if requested by Trotter, shall provide copies of all CYBEX Required Consents obtained by CYBEX to Trotter. Trotter shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all Trotter Required Consents. Trotter shall promptly notify CYBEX of any failure or prospective failure to obtain any such consents and, if requested by CYBEX, shall provide copies of all Trotter Required Consents obtained by Trotter to CYBEX.

               (j) No Breach, Etc. No party shall, nor shall any party permit any of its Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement, or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

               (k) Contracts. No party shall, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which such party or any Subsidiary of such party is a party or waive, release or assign any material rights or claims.

               (l) Insurance. Each party shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the business conducted by CYBEX and its Subsidiaries and Trotter and its Subsidiaries, as the case may be.

               (m) Permits. Each party shall, and shall cause its Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits which are material to the operations of such party or its Subsidiaries.

               (n) Proxy Statement; Registration Statement. If at any time prior to the Effective Time, either CYBEX, Trotter, the Company or any of their respective affiliates, officers or directors should discover any information relating to CYBEX, Trotter or the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, such party shall promptly inform the other parties.

                                ARTICLE VII

                           ADDITIONAL AGREEMENTS

               Section 7.1 Access to Information. Upon reasonable notice, each party shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other rep-resentatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Each party shall, and shall cause its Subsidiaries and Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated June 18, 1996, between CYBEX and Trotter, as it may be amended from time to time (the "Confidentiality Agreement").

               Section 7.2     Proxy Statement; Registration
     Statement.

               (a) Preparation and Filing. CYBEX will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Proxy Statement and the Registration Statement. CYBEX will use its best efforts to have the Registration Statement declared effective as soon thereafter as practicable. The Proxy Statement shall include the recommendations of the Board of Directors of CYBEX in favor of the Merger, which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of CYBEX's Board of Directors under applicable law. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement and the Registration Statement. The information provided by any party hereto for use in the Proxy Statement or the Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement.

               (b) Fairness Opinion Not Withdrawn. It shall be a condition to the obligation of CYBEX to hold the CYBEX Special Meeting that the opinion of Smith Barney, referred to in Section 4.19, shall not have been withdrawn.

               Section 7.3    Regulatory Matters.

               (a) HSR Filings. Each party hereto as soon as reasonably practicable after the date hereof shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies.

               (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the CYBEX Required Statutory Approvals and the Trotter Required Statutory Approvals.

               Section 7.4 Shareholder Approval. Subject to the provisions of Section 7.2(b), CYBEX shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "CYBEX Special Meeting") for the purpose of securing the CYBEX Shareholders' Approval and (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and by-laws.

               Section 7.5    Directors' and Officers'
     Indemnification.

               (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, the Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties hereto or any Subsidiary (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time
     (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party (the "Indemnified
     Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL, (ii) the Company will cooperate in the defense of any such matter and
     (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and the certificate of incorporation or by-laws of the Company shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The
     Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

               (b) Insurance. For a period of six years after the Effective Time, the Company shall cause to be maintained in effect policies of directors and officers' liability insurance maintained by CYBEX and Trotter for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; provided, however, that the Company shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by CYBEX and Trotter for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of the Company, for a cost not exceeding such amount.

               (c) Successors. In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
     (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this
     Section 7.5.

               (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of CYBEX, Trotter and their respective Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective certificates of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

               (e) Benefit. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her repre-sentatives.

               Section 7.6 Public Announcements. Subject to each party's disclosure obligations imposed by law, CYBEX and Trotter will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld).

               Section 7.7    Employee Agreements and Workforce
     Matters.

               (a) Certain Employee Agreements. Subject to Sections 7.8, and 7.9, the Company and its Subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to the date hereof that apply to any current or former employee or current or former director of the parties hereto; provided, however, that this undertaking is not intended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

               Section 7.8 Employee Benefit Plans. At the Effective Time, the Trotter Stock Options Plans shall be terminated and prior to the Closing, CYBEX and Trotter shall cooperate in establishing employee benefit plans for the Surviving Corporation and for the transition of the existing plans of both CYBEX and Trotter.


               Section 7.9 Stock Option and Other Stock Plans. At the Effective Time, each outstanding option to purchase shares of Trotter Common Stock (each a "Trotter Stock Option") under Trotter Stock Plans, whether vested or unvested, will be assumed by CYBEX. Each Trotter Stock Option so assumed by CYBEX shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Trotter Stock Plan immediately prior to the Effective Time, except that (i) such Trotter Stock Option shall be exercisable for that number of whole shares of CYBEX Common Stock equal to the product of the number of shares of Trotter Common Stock that were issuable upon exercise of such Trotter Stock Option immediately prior to the Effective Time, multiplied by the Merger Consideration, rounded up to nearest whole number of shares of CYBEX Common Stock, (ii) the per share exercise price shall be equal to the quotient determined by dividing the exercise price per share of Trotter Common Stock at which such Trotter Stock Option was exercisable immediately prior to the Effective Time by the Merger Consideration, rounded up to the nearest whole cent, and (iii) each Trotter Stock Option shall be immediately exercisable.

               (b) At the Effective Time, the Company shall issue to each holder of an outstanding Trotter Stock Option a document evidencing the foregoing assumption of such Trotter Stock Option by CYBEX.

               (c) CYBEX agrees to file a Registration Statement on Form S-8 for the shares of CYBEX Common Stock issuable with respect to the assumed Trotter Stock Options, no later than ten
     (10) days after the Effective Date.

               Section 7.10 No Solicitations. From and after the date hereof, CYBEX and Trotter will not, and will not authorize or permit any of their respective Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, CYBEX may (i) at any time prior to obtaining the CYBEX Shareholders' approval engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with CYBEX or its Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning CYBEX and its business, properties and assets if, and only to the extent that, (A) (x) the third party has first made an Acquisition Proposal that is financially superior to the Merger and not subject to any financing conditions (as determined in good faith in each case by CYBEX's Board of Directors after consultation with its financial advisors) and (y) CYBEX's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of written advice of outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (B) prior to furnishing such information to or entering into discussions or negotiations with such Person, CYBEX (x) provides prompt notice to Trotter to the effect that it is furnishing information to or entering into discussions or negotiations with such Person and (y) receives from such Person an executed confidentiality agreement in reasonably customary form on terms not more favorable to such Person than the terms contained in the Confidentiality Agreement; (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (iii) accept an Acquisition Proposal from a third party, provided CYBEX terminates this Agreement pursuant to Section 9.1(e). Each party shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the party or its Representatives with respect to the foregoing. Each party will notify the other of any such discussions or negotiations, requests for information or the receipt of any Acquisition Proposal, including the identity of the Person or group involved and the terms and conditions of any Acquisition Proposal. As used herein, "Acquisition Proposal" shall mean a proposal or offer (other than by the other party hereto) for a tender or exchange offer, merger, consolidation or other business combination involving the party or any material subsidiary of the party or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the party or any material subsidiary.

              Section 7.11 CYBEX Board of Directors. CYBEX's and Trotter's respective Boards of Directors will take such action as may be necessary to cause the number of directors comprising the full Board of Directors of CYBEX at the Effective Time to be 9 persons, 4 of whom shall be designated by CYBEX prior to the Effective Time and 5 of whom shall be designated by Trotter prior to the Effective Time. The initial designation of such directors among the three classes of the Board of Directors of CYBEX shall be agreed to by CYBEX and Trotter, the designees of each party to be divided equally among such classes; provided, however, that if, prior to the Effective Time, any of such designees shall decline or be unable to serve, the party which designated such person shall designate another person to serve in such person's stead. Promptly following the Effective Date, Peter Haines shall be appointed the Chief Executive Officer of CYBEX.

               Section 7.12   Tax-Free Reorganization.  CYBEX and
     Trotter shall use all reasonable efforts to cause the representations set forth in the CYBEX Certificate and the Trotter Certificate, respectively, to be true in all material respects as of the Effective Time.

               Section 7.13 Listing of Stock. CYBEX agrees to apply for listing on the American Stock Exchange, the CYBEX Common Shares issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

               Section 7.14 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except all out-of-pocket printing and solicitation costs in connection with the Registration Statement and the Proxy Statement shall be shared equally by CYBEX and Trotter.

               Section 7.15 Further Assurances. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

                                ARTICLE VIII

                                 CONDITIONS

               Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

               (a) Shareholder Approval. The CYBEX Shareholders' Approval shall have been obtained.

               (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

               (c) Statutory Approvals. The CYBEX Required Statutory Approvals and the Trotter Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders do not impose terms or conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and its prospective subsidiaries taken as a whole or which would be materially inconsistent with the agreements of the parties contained herein. A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

               (d) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop orders suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

               (e) Stock Listing. The CYBEX Common Shares issuable to stockholders of Trotter pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the American Stock Exchange, Inc. upon official notice of issuance.

               (f) Fairness Opinion. The opinion of Smith Barney referred to in Section 4.19 shall not have been withdrawn.

               Section 8.2 Conditions to Obligation of Trotter to Effect the Merger. The obligation of Trotter to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Trotter in writing pursuant to Section 9.5:

               (a) Performance of Obligations of CYBEX. CYBEX (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

               (b)  Representations and Warranties.  The
     representations and warranties of CYBEX set forth in this Agreement shall be true and correct in all material respects (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time).

               (c) Closing Certificates. Trotter shall have received a certificate signed by the chief financial officer of CYBEX, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

               (d) CYBEX Certificate. Trotter shall have received a certificate, substantially in the form of Exhibit 8.2(d) hereof (the "CYBEX Certificate"), signed by the Chief Financial Officer of CYBEX.

               Section 8.3 Conditions to Obligation of CYBEX to Effect the Merger. The obligation of CYBEX to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by CYBEX in writing pursuant to Section 9.5:

               (a) Performance of Obligations of Trotter. Trotter (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

               (b)  Representations and Warranties.  The
     representations and warranties of Trotter set forth in this Agreement shall be true and correct in all material respects (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time).

               (c) Closing Certificates. CYBEX shall have received a certificate signed by the chief financial officer of Trotter, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

               (d) Trotter Certificate. CYBEX shall have received a certificate, substantially in the form of Exhibit 8.3(d) hereof (the "Trotter Certificate"), signed by the Chief Financial
     Officer of Trotter.

               (e) Selling Shareholder Certificate. CYBEX shall have received a certificate, substantially in the form of Exhibit
     8.3(e) hereof, signed by the Chief Financial Officer of UM Equity
     Corp.

                                 ARTICLE IX

                     TERMINATION, AMENDMENT AND WAIVER

               Section 9.1    Termination.  This Agreement may be
     terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

               (a) by mutual written consent of the Boards of Directors of CYBEX and Trotter;

               (b) by either Trotter or CYBEX (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement, which breach has not been cured within 20 business days following receipt by the breaching party of notice of such breach or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within such 20 business-day period, or (ii) if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

               (c) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before June 30_, 1997 (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date;

               (d) by any party hereto, by written notice to the other parties, if the CYBEX Shareholders' Approval shall not have been obtained at a duly held CYBEX Special Meeting, including any adjournments thereof; or

               (e) by CYBEX, prior to the approval of this Agreement by the shareholders of CYBEX, upon five days' prior notice to Trotter, if, as a result of an Acquisition Proposal by a party other than Trotter or any of its affiliates, the Board of Directors of CYBEX determines in good faith that their fiduciary obligations under applicable law require that such Acquisition Proposal be accepted; provided, however, that (i) the Board of Directors of CYBEX shall have been advised in writing by outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such Acquisition Proposal; and (ii) prior to any such termination, CYBEX shall, and shall cause its respective financial and legal advisors to, negotiate with Trotter to make such adjustments in the terms and conditions of this Agreement as would enable CYBEX to proceed with the transactions contemplated herein.

               Section 9.2 Effect of Termination. In the event of termination of this Agreement by either CYBEX or Trotter pursuant to Section 9.1 there shall be no liability on the part of either CYBEX or Trotter or their respective officers or directors hereunder, except as provided in Section 9.3 and except that
     Section 7.14, the agreement contained in the last sentence of
     Section 7.1, Section 10.2 and Section 10.8 shall survive the termination.

               Section 9.3 Topping Fee. If CYBEX terminates this Agreement pursuant to Section 9.1(e) and consummates a transaction for the merger, consolidation or other business combination of CYBEX with an unrelated third party within twelve months after the date of termination of this Agreement, then, provided that Trotter shall not have materially breached any of the representations, warranties, covenants or agreements made on its part such that either of the conditions set forth in Sections 8.3(a) or (b) will not be satisfied, CYBEX shall pay to Trotter, within five (5) business days following Trotter's written request therefor, an amount equal to the sum of $2,000,000 plus all actual out-of-pocket costs and expenses (not to exceed $250,000 in the aggregate) incurred by Trotter through the date of termination in connection with this Agreement and the transactions contemplated hereby.

               Section 9.4 Amendment. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of CYBEX and Trotter and prior to the Effective Time, but after such approvals, no such amendment shall (i) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under Article II or (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of CYBEX Common Shares or Trotter Common Stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                                 ARTICLE X

                             GENERAL PROVISIONS

               Section 10.1   Non-Survival; Effect of Representations
     and Warranties.   All representations, warranties and agreements
     in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.1 and in Article II,
     Section 7.5, Section 7.14, Section 9.3 and Section 10.8.

               Section 10.2 Brokers. CYBEX represents and warrants that, except for Smith Barney whose fees have been disclosed to Trotter prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CYBEX. Trotter represents and warrants that, except for Howard Lawson & Co., whose fees have been disclosed to CYBEX prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Trotter.

               Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) if delivered personally, (ii) if sent by reputable overnight courier service, (iii) if telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to CYBEX, to

               CYBEX International, Inc.
               2100 Smithtown Avenue
               Ronkonkoma, NY 11779
               Attn:  Chairman of the Board
                    Chief Executive Officer
                    Chief Financial Officer

               Telecopy:  (516) 585-9000
               Telephone: (516) 585-1840

               with a copy to

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, NY  10153
               Attn:  Jeffrey J. Weinberg

               Telecopy:   (212) 310-8007
               Telephone:  (212) 310-8000

          and

          (b)  if to Trotter, to

               Trotter Inc.
               10 Trotter Drive
               Medway, MA 02053
               Attn:  Chief Executive Officer

               Telecopy:  (508) 533-5799
               Telephone: (508) 533-4300
               with a copy to

               UM Holdings Ltd.
               65 Haddon Avenue
               Haddonfield, NJ 08033
               Attn:  John Aglialoro

               Telecopy:  (609) 354-2216
               Telephone: (609) 354-2200

               and a copy to

               Archer & Greiner
               One Centennial Square
               Haddonfield, NJ 08033
               Attn:  Jim Carll

               Telecopy:  (609) 795-0574
               Telephone: (609) 354-3031

          (c)  if to the Company, to

               c/o Chief Executive Officer of CYBEX at
               the address set forth above

          and

               c/o Chief Executive Officer of Trotter at the address set forth above.

               Section 10.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (ii) shall not be assigned by operation of law or otherwise; and (iii) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the DGCL.

               Section 10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

               Section 10.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

               Section 10.7 Parties' Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

               Section 10.8 Waiver of Jury Trial and Certain Damages. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (i) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (ii) any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

               Section 10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.

               IN WITNESS WHEREOF, CYBEX, Trotter and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



                              CYBEX INTERNATIONAL, INC.


                              By: /s/ John C. Spratt
                                 ---------------------------
                                 Name:  John C. Spratt
                                 Title: Chairman of the Board


                              TROTTER INC.


                              By: /s/ John Aglialoro
                                 ---------------------------
                                 Name:  John Aglialoro
                                 Title: Chairman of the Board


                              CAT'S TAIL, INC.


                              By: /s/ John C. Spratt
                                 ---------------------------
                                 Name:  John C. Spratt
                                 Title: Chairman of the Board



     NYFS10...:\80\60380\0026\1196\AGR0146X.38E